Exhibit 10.31
FIRST MERCURY HOLDINGS, INC.
RESTRICTED STOCK GRANT NOTICE AND AGREEMENT
This grant of Restricted Stock is made this 4th day of October 2006 (“Award Date”), by First Mercury Holdings, Inc. (the “Company”) to John A. Marazza (the “Grantee” or “you”).
WHEREAS, the grant is a special grant of First Mercury Holdings, Inc. Restricted Stock; and
WHEREAS, it is a condition to Grantee receiving the Restricted Stock that Grantee execute and deliver to the Company an agreement evidencing the terms, conditions and restrictions applicable to the Restricted Stock.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Company hereby awards Restricted Stock to Grantee on the terms and conditions in this Restricted Stock Grant Notice and Agreement (this “Agreement”):
     1. Acceptance of Terms and Conditions. By signing and accepting this Agreement, you agree to be bound by the terms and conditions herein, and understand that this grant does not confer any legal or equitable right (other than those rights constituting the grant itself) against the Company or any Subsidiary (together the “First Mercury Companies”) directly or indirectly, or give rise to any cause of action at law or in equity against the Company.
     2. Award of Restricted Stock. The Company hereby grants to Grantee a total of fifty-two (52) shares of Company common stock, par value $0.01 per share subject to the terms and conditions set forth below (the “Restricted Stock”). The shares shall be issued from the Company’s available treasury shares.
     3. Restrictions. The Restricted Stock is being awarded to Grantee subject to the transfer and forfeiture conditions set forth below (the “Restrictions”) which shall lapse, if at all, as described in Section 4 below.
     a. Grantee may not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, sell, assign, pledge, encumber, charge or otherwise transfer any of the Restricted Stock still subject to Restrictions. The Restricted Stock shall be forfeited if Grantee violates or attempts to violate these transfer restrictions.
     b. Any Restricted Stock still subject to the Restrictions shall be automatically forfeited upon the Grantee’s voluntary termination of employment with Company or a Subsidiary for any reason, other than death, Total and Permanent Disability, or Good Reason (as defined in Grantee’s employment agreement with the Company). For purposes of this Agreement, a “Subsidiary” is any corporation or other entity in which a 50 percent or greater interest is held directly or indirectly by Company and which is consolidated for financial reporting purposes. Total and Permanent Disability is defined in Section 4(a) below.
The Company will not be obligated to pay Grantee any consideration whatsoever for forfeited Restricted Stock.
     4. Lapse of Restrictions.
     a. The Restrictions applicable to 50% of the Restricted Stock granted pursuant to this Agreement lapse on the Award Date.
     b. As long as the Restricted Stock has not been forfeited as described in Section 3 above, the Restrictions applicable to the remaining 50% of Restricted Stock shall lapse, as follows:

     1. Restrictions applicable to 1.04167% of Restricted Stock shall lapse on the first month anniversary of the Award Date and on each subsequent monthly anniversary of the Award Date the until the Restrictions have lapsed relative to entire amount of Restricted Stock granted under this Agreement.
     2. Restrictions applicable to the Restricted Stock shall lapse six (6) months after the consummation of an Initial Public Offering or Change in Control of the Company.
     For purposes of this Agreement “Change of Control” means: (A) upon the acquisition by any individual, entity or group, including any Person, of beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of 35% or more of the combined voting power of the then outstanding capital stock of the Company that by its terms may be voted on all matters submitted to stockholders of the Company generally (“Voting Stock”); provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities unless such outstanding convertible or exchangeable securities were acquired directly from the Company); (ii) any acquisition by the Company; (iii) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (iv) any acquisition by any corporation pursuant to a reorganization, merger or consolidation involving the Company, if, immediately after such reorganization, merger or consolidation, each of the conditions described in clauses (i), (ii) and (iii) of subsection (B) below shall be satisfied; and provided further that, for purposes of clause (ii) above, if (1) any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of 35% or more of the Voting Stock by reason of an acquisition of Voting Stock by the Company, and (2) such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Voting Stock and such beneficial ownership is publicly announced, then such additional beneficial ownership shall constitute a Change in Control; (B) upon the consummation of a reorganization, merger or consolidation of the Company, or a sale, lease, exchange or other transfer of all or substantially all of the assets of the Company; excluding, however, any such reorganization, merger, consolidation, sale, lease, exchange or other transfer with respect to which, immediately after consummation of such transaction: (i) all or substantially all of the beneficial owners of the Voting Stock of the Company outstanding immediately prior to such transaction continue to beneficially own, directly or indirectly (either by remaining outstanding or by being converted into voting securities of the entity resulting from such transaction), more than 65% of the combined voting power of the voting securities of the entity resulting from such transaction (including, without limitation, the Company or an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s property or assets, directly or indirectly) (the “Resulting Entity”) outstanding immediately after such transaction, in substantially the same proportions relative to each other as their ownership immediately prior to such transaction; (ii) no Person (other than any Person that beneficially owned, immediately prior to such reorganization, merger, consolidation, sale or other disposition, directly or indirectly, Voting Stock representing 35% or more of the combined voting power of the Company’s then outstanding securities) beneficially owns, directly or indirectly, 35% or more of the combined voting power of the then outstanding securities of the Resulting Entity; and (iii) at least a majority of the members of the board of directors of the entity resulting from such transaction were Continuing Directors of the Company at the time of the execution of the initial agreement or action of the Board authorizing such reorganization, merger, consolidation, sale or other disposition; (C) upon the approval of a plan of complete liquidation or dissolution of the Company; or (D) when the Continuing Directors cease for any reason to constitute at least a majority of the Board.
     For purposes of this Agreement, “Continuing Directors” means those individuals initially appointed as the directors of the Company; provided, however, that any individual who becomes a director of the Company at or after the first annual meeting of stockholders of the Company whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Board (or by the nominating committee of the Board, if such committee is comprised of Continuing Directors and has such authority) shall be deemed to have been a Continuing Director; and provided further, that no individual shall be deemed to be a Continuing Director if such individual initially was elected as a director of the Company as a result of: (i) an actual or threatened solicitation by a Person (other than the Board) made for the purpose of opposing a solicitation by the Board with respect to the election or removal of directors; or (ii) any other actual or threatened solicitation of proxies or consents by or on behalf of any Person (other than the Board).
     3. Restrictions applicable to the Restricted Stock shall lapse upon termination of Grantee’s employment by Company or a Subsidiary for any reason.
     c. If during the Restricted Period the Grantee takes a Leave of Absence from Company or a Subsidiary, the Restricted Stock will continue to be subject to this Agreement. If the Restricted Period expires while the Grantee is on a Leave of Absence the Grantee will be entitled to the Restricted Stock even if the Grantee has not returned to active employment. “Leave of Absence” means a leave of absence from Company or a Subsidiary that is not a termination of employment, as determined by Company.
     5. Adjustments. If the number of outstanding shares of Company common stock is changed as a result of a stock split or the like without additional consideration to the Company, the number of Restricted Stock shares subject to this Agreement shall be adjusted to correspond to the change in the outstanding shares of common stock.
     6. Voting and Dividends. Subject to the restrictions contained in Section 3 hereof, Grantee shall have all rights of a stockholder of Company with respect to the Restricted Stock, including the right to vote the shares of Restricted Stock and the right to receive any cash or stock dividends payable with respect to Common Stock. Stock dividends issued with respect to the Restricted Stock shall be treated as additional shares of Restricted Stock that are subject to the same restrictions and other terms and conditions that apply to the shares with respect to which such dividends are issued. If a dividend is paid in shares of stock of another company or in other property, the Grantee will be credited with the number of shares of stock of that company or the amount of property which the Grantee otherwise would have received as the owner of a number of shares of Restricted Stock. The shares and property so credited will be subject to the same Restrictions and other terms and conditions applicable to the Restricted Stock and will be paid out in kind at the time the Restrictions lapse.
     7. Endorsement on Certificates. All certificates representing the Restricted Stock shall be endorsed on the face thereof with the following legend:
“The shares of stock represented by this certificate and the transferability thereof are restricted by and subject to a Restricted Stock Agreement dated October 4, 2006, a copy of which is on file with the Secretary of the Company.”

Upon lapse of the Restrictions, the Grantee or his representative shall be entitled to have the legend removed from certificates representing the Restricted Stock.
     8. Delivery of Certificates or Equivalent. Upon the lapse of Restrictions applicable to the Restricted Stock, the Company shall, at its election, either (i) deliver to the Grantee a certificate representing a number of shares of Common Stock equal to the number of shares of Restricted Stock upon which such Restrictions have lapsed, or (ii) establish a brokerage account for the Grantee and credit to that account the number of shares of Common Stock equal to the number of shares of Restricted Stock upon which such Restrictions have lapsed.
     9. Withholding Taxes. The Company is entitled to withhold an amount equal to Company’s required minimum statutory withholdings taxes for the respective tax jurisdiction attributable to any share of Common Stock or property deliverable in connection with the Restricted Stock. Grantee may satisfy any withholding obligation in whole or in part by electing to have Company retain shares of the Restricted Stock having a fair market value on the date the Restrictions lapse equal to the minimum amount required to be withheld.
     10. Public Offer Waiver. By voluntarily accepting this grant of Restricted Stock, you acknowledge and understand that your rights under this Agreement are offered to you strictly as an employee of the First Mercury Companies and that this grant of Restricted Stock is not an offer of securities made to the general public.
     11. No Rights to Continued Employment. By voluntarily acknowledging and accepting this grant of Restricted Stock, you acknowledge and understand that this grant shall not form part of any contract of employment between you and any of the First Mercury Companies. Nothing in this Agreement, confers on the Grantee any right to continue in the employ of the First Mercury Companies or in any way affects the First Mercury Companies’ right to terminate the Grantee’s employment without prior notice at any time or for any reason. You further acknowledge that this grant of Restricted Stock is for future services to the First Mercury Companies and is not under any circumstances to be considered compensation for past services.
     12. Miscellaneous.
     a. Governing Law. All matters regarding or affecting the relationship of the Company and its stockholders shall be governed by the General Corporation Law of the State of Delaware. All other matters arising under this Agreement including matters of validity, construction and interpretation, shall be governed by the internal laws of the State of Michigan, without regard to any state’s conflict of law principles. You and the Company agree that all claims in respect of any action or proceeding arising out of or relating to this Agreement shall be heard or determined in any state or federal court sitting in Michigan, and you agree to submit to the jurisdiction of such courts, to bring all such actions or proceedings in such courts and to waive any defense of inconvenient forum to such actions or proceedings. A final judgment in any action or proceeding so brought shall be conclusive and may be enforced in any manner provided by law.
     b. Successors and Assigns. Except as otherwise provided herein, this Agreement will bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.
     c. Waiver. The failure of the Company to enforce at any time any provision of this grant shall in no way be construed to be a waiver of such provision or any other provision hereof.
     d. Severability. Whenever feasible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

IN WITNESS WHEREOF, the Company has executed this Agreement in duplicate as of day and year first above written.

FIRST MERCURY HOLDINGS, INC.
By:	Richard H. Smith
Name Richard H. Smith
Its:	President & CEO

The undersigned Grantee hereby accepts, and agrees to, all terms and provisions of the foregoing Agreement. If you do not sign and return this Agreement you will not be entitled to the Restricted Stock.

/s/ John A. Marazza
Signature of Grantee

John A. Marazza
Name of Grantee

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